Exhibit 10.7

December 13, 2006

Wendell Wierenga, Ph.D.

18608 Via Catania

Rancho Santa Fe, CA 92091

Dear Wendell:

I am very pleased to provide you a formal offer to join Ambit Biosciences Corporation (the “Company”). This letter sets forth the principal terms of our offer for you to join the Company.

Initial Position:	Executive Vice President, Research & Development

Commencement Date:	January 1, 2007

Reporting Relationship:	You will report to Scott Salka, Chief Executive Officer.

Location:	You will be based initially in San Diego, California.

Initial Responsibilities:	You will be responsible for the creation, design and implementation of all facets of the Company’s drug discovery, drug development and technology development activities. During your employment by the Company, you agree to devote your full business energies, interest, abilities and productive time to the proper and efficient performance of your duties under this agreement. Notwithstanding the foregoing, however, you may continue to serve on the Boards of Directors and Advisory Boards of Onyx Pharmaceuticals, Inc., XenoPort, Inc. and Concert Pharmaceuticals so long as such service does not interfere with the performance of your duties under this agreement.

Board of Directors:	It is anticipated that you will continue to serve as a member of the Board of Directors of the Company.

Wendell Wierenga, Ph.D.

December 6, 2006

Compensation:	You will be a regular full-time, exempt employee and receive an annual gross salary of $310,000 which will be paid semi-monthly in arrears in accordance with the Company’s normal payroll practices.

Equity:	I will recommend to the Company’s Board of Directors to approve the grant of an option to you to purchase 270,000 shares of the Common Stock of the Company (about 2% of the Company’s fully-diluted stock outstanding) at the fair market value as determined by the Board. These options will be awarded to you upon the commencement of your full-time employment. Vesting will also begin upon the commencement of your employment and will vest according to the following schedule: 25% shall fully vest on the first anniversary of your start date and the remainder shall vest at a rate of one forty-eighth ( 1/48) each month thereafter until fully vested on the fourth anniversary of your start date.

You and the Company agree that all stock options to purchase shares of the Company’s Common Stock granted to you prior to the Commencement Date shall cease vesting as of the Commencement Date but shall otherwise remain outstanding and exercisable pursuant to their terms to purchase up to the number of shares that have vested as of the Commencement Date for so long as you continue to provide service to the Company as an employee, consultant or director, as more fully set forth in the Company’s stock plan pursuant to which those options were granted.

Incentive Bonus:	You will be eligible to receive an annual incentive bonus driven by company-wide goals approved by the Company’s Board of Directors, which shall be initially targeted at 32.5% of your annual base salary. You will receive annual performance reviews which, subject to your actual performance, may result in one or more of the following: i) salary adjustments; ii) merit increases; and iii) additional option grants.

Sign On Bonus:	The Company will provide you a $50,000 sign-on bonus upon commencement of your employment. In the event your employment with the Company terminates, voluntarily or with or without cause, within one year of the commencement of your employment, you agree to repay to the Company the full amount the sign on bonus within 30 days of such termination.

Benefits:	The beginning of the month following your commencement as a full-time employee you and your eligible dependants will be able to enroll in one of three medical plans and a dental plan sponsored by the Company. You will be provided a summary of these plans

Wendell Wierenga, Ph.D.

December 6, 2006

and upon commencement of full-time employment, enrollment forms will be provided. As an alternative, the Company will reimburse you for the health insurance premiums under the current health insurance plan that you have in place. We understand that the monthly premiums under your current plan are approximately $200.

Vision, Life, AD&D, and LTD insurance is also provided for full-time employees.

You will begin accruing paid personal leave (PPL) according to company guidelines beginning with your first pay period as a full-time employee. In your first year as a full-time employee you will accrue 25 days of PPL. The Company also has established 12 paid holidays per calendar year.

You will also be eligible for enrollment in a 401 K plan and a flexible benefit plan.

Severance:	In the event of (a) prior to a Change of Control (as defined in the Company’s Change of Control Incentive Plan), termination of your employment by the Company or its successor without cause (as defined below) or (b) following a Change of Control, termination of your employment by the Company or its successor without cause or termination of your employment by you for good reason (defined as not being offered employment with the Company or its successor in the greater San Diego, California metropolitan area involving status, duties, salary and benefits substantially equivalent to those enjoyed by you in your then existing position with the Company or its successor), the Company shall, in case of (a) or (b) listed above: Continue to pay you as severance payments your salary (as in effect at such time), continue vesting your option grants and continue your then existing employee benefits over the 12-month period following the date of such termination and, in the case of (b) listed above: Accelerate in full the vesting of all stock options then held by you to purchase shares of the Company’s Common Stock (exclusive of your director options granted to you prior to the Commencement Date). The provision of these severance benefits is conditioned upon your execution of a general release of claims in favor of the company, in a form to be provided by the Company at the time of your termination, and such release becoming effective pursuant to its terms. You agree that in the event of a termination under the circumstances described above, you will not be entitled to any other compensation or benefits (other than accrued salary and vacation as of the date of termination).

Wendell Wierenga, Ph.D.

December 6, 2006

For Severance purposes Cause means, the occurrence of any of the following: (i) such Employee’s conviction of any felony or any crime involving fraud or dishonesty that has a material adverse effect on the Company; (ii) such Employee’s participation (whether by affirmative act or omission) in a fraud, act of dishonesty or other act of misconduct against the Company and/or a parent or subsidiary; (iii) conduct by such Employee which, based upon a good faith and reasonable factual investigation by the Company demonstrates such Employee’s gross unfitness to serve; (iv) such Employee’s violation of any statutory or fiduciary duty, or duty of loyalty, owed to the Company and/or a parent or subsidiary; (v) such Employee’s breach of any material term of any material contract between such Employee and the Company and/or a parent or subsidiary; and (vi) such Employee’s repeated violation of any material Company policy.

Change of Control Incentive Plan:	You will be included in the Company’s Change of Control Incentive Plan (a copy of which is provided to you herewith).

You should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

As a Company employee, you will be expected to abide by company polices and regulations. You will be specifically required to sign an acknowledgment that you have read and understand the company rules of conduct, which is included in our employee handbook. You will also be expected to sign and comply with an Employee Proprietary Information and Inventions Agreement which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company and non-disclosure of proprietary information.

To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to Donald Myll, SVP Commercial Operations and CFO. A duplicate original is enclosed for your records. This letter, along with the agreement relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral.

Wendell Wierenga, Ph.D.

December 6, 2006

Without limiting the foregoing, that certain letter agreement between you and the Company regarding the terms of your service as a member of the Board of Directors is terminated and of no further force or effect as of the Commencement Date. This letter may not be modified or amended except by a written agreement, signed by an officer of the Company and by you. If a response is not received by December 18, 2005 this offer will be considered null and void.

We are excited about your expanded role on the Ambit Team. I hope you will decide to continue helping us build a world-class company.

Sincerely, /s/ M. Scott Salka M. Scott Salka Chief Executive Officer
ACCEPTED AND AGREED TO this 16th Day of December, 2006
/s/ Wendell Wierenga
Wendell Wierenga, Ph.D.

Enclosures

Duplicate Original Letter

Employee Proprietary Information and Inventions Agreement

Change of Control Incentive Plan